Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Registration Statements on Form S-3 (No. 333-00930, No. 333-52089, No. 333-44724, No. 333-114567, No. 333-125858, and No. 333-125913), Form S-3ASR (No. 333-158635 and No, 333-174535), Form S-4 (No. 333-127274-1), and Form S-8 (No. 333-24971, No. 333-55062, No. 333-125857, No. 333-149872, and No. 333-174662) of Regency Centers Corporation and on Form S-3ASR (No. 333-174535-01) and Form S-4 (No. 333-127274) of Regency Centers, L.P. of our report dated March 31, 2010, except for note 4, as to which the date is February 29, 2012, relating to the consolidated financial statements of GRI-Regency, LLC (formerly Macquarie Countrywide-Regency II, LLC), which appears in this Form 10-K of Regency Centers Corporation dated February 29, 2012.

/s/PricewaterhouseCoopers
McLean, VA
February 29, 2012